Exhibit 10.108

AMENDMENT

This Amendment (this “Amendment”), dated as of May 19, 2006 (the “Effective Date”), is entered into by and among, Signet Laboratories, Inc., a Delaware corporation (“Signet”), Senetek Plc, a United Kingdom company (“Senetek”), Research Foundation for Mental Hygiene, Inc. (“RFMH”) and Covance Antibody Services, Inc., a California corporation (“Covance”).

Senetek and RFMH are parties to an Agreement dated July 21, 1994, and subsequently amended (the “Basic Agreement”). Senetek and Signet are parties to an Agreement dated January 1, 2005, and subsequently amended (the “Secondary Agreement”) concerning the subject matter of the Basic Agreement. Signet and Covance are parties to an Asset Purchase Agreement dated April 10, 2006 (the “APA”) in which Covance has agreed to acquire substantially all of the assets of Signet and to assume certain liabilities of Signet related to the assets acquired, including Signet’s rights and obligations under the Secondary Agreement arising on and after the effective date of such assignment (the “Closing Date”).

In consideration of the mutual covenants and conditions set forth below, the adequacy of which is acknowledged, the parties agree as follows:

1. Senetek consents to the assignment of the Secondary Agreement as described above, waives any breach or default under the Secondary Agreement arising from or related to such assignment, and releases Signet from all liabilities and obligations under the Secondary Agreement occurring on or after the Closing Date. RFMH consents to the assignment of the Secondary Agreement as described above and waives any breach or default under the Basic Agreement arising from or related to such assignment. Covance agrees to pay, perform and discharge all liabilities and obligations of Signet under the Secondary Agreement arising on or after the Closing Date.

2. It shall be a condition of Senetek’s and RFMH’s consents to the assignment of the Secondary Agreement pursuant to paragraph 1 and their agreements therein that Covance shall be responsible only for liabilities and obligations under the Secondary Agreement arising on and after the Closing Date, that on the Closing Date Signet shall deposit with Silicon Valley Bank, as escrow agent (the “Escrow Agent”), by wire transfer, the sum of Fifty Thousand Dollars ($50,000.00) to be held by the Escrow Agent pursuant to the terms of the form of Escrow Agreement annexed hereto as Exhibit B as security for the prompt payment, performance and discharge by Signet of any and all liabilities and obligations of Signet under the Secondary Agreement arising prior to the Closing Date. Escrow shall be cleared within 30 days after the Closing Date.

3. RFMH and Senetek confirm that the definition of “Licensed Cell Lines” for purposes of the Basic Agreement, and Senetek and Signet confirm that the definition of “Cell Lines” for purposes of the Secondary Agreement, includes all cell lines set forth in Exhibit A, and that the expiry for all cell lines set forth in Exhibit A is July 1 0,2011.

4. RFMH agrees that in the event Senetek elects to terminate the Basic Agreement pursuant to Section 9.1 of the Basic Agreement, or RFMH elects to terminate the Basic

Agreement pursuant to (i) Sections 9.8 of the Basic Agreement or (ii) Section 9.2 of the Basic Agreement provided that Signet shall not have been primarily responsible for the breach giving rise to RFMH’s right of termination, (a) RFMH shall promptly notify Signet in writing, and (b) Signet may, in its sole discretion, agree to assume all rights and future obligations of Senetek pursuant to the Basic Agreement, as of the effective date of such termination, by notifying RFMH in writing within forty five (45) days of its receipt of such notice from RFMH, thereby establishing a direct contractual relationship between RFMH and Signet pursuant to the then existing terms and conditions of the RFMH Agreement. For clarity, Signet shall not be required to assume any liability or obligation of Senetek, including but not limited to the liabilities associated with the breach of agreement giving rise to RFMH’s option to terminate under Section 9.2, that arose prior to the time the direct contractual relationship between RFMH and Signet commenced. On and after the Closing Date, all references in this paragraph 4 and in paragraph 5 and 6 shall be deemed replaced with references to Covance.

5. Signet, Senetek and Covance further agree that the following sentence shall be added to section 3.5 of the Secondary Agreement:

“Where a Cell Line Product is not sold on independent arm’s length terms, but is used by Signet or an affiliate of Signet, Net Sales shall include the fair market value of such products. Fair market value shall be deemed to be the average selling price for such product during the prior calendar quarter.

6. Signet, Senetek, and Covance further agree that section 3.4 of the Secondary Agreement shall be replaced as follows:

“In the event that Signet’s aggregate Net Sales of Cell Line Products for any calendar year (“Yearly Net Sales”) are less than $1,880,000 (“Minimum Sales”), Signet shall remit to Senetek, together with the payment due for the fourth calendar quarter of such year, an amount equal to:

33% of the shortfall, if any, of Minimum Sales from Yearly Net Sales,

Aggregate payments to Senetek related to Net Sales for any calendar year, shall not be less than $860,000.

Signet, Senetek, RFMH and Covance have caused this Agreement to be executed, effective as of the Effective Date.

SIGNET LABORATORIES, INC.		SENETEK PLC

By	/s/ Ronald J. Casciato, Ph. D.	By	/s/ William O’Kelly
Name:	Ronald J. Casciato, Ph. D.	Name:	William O’Kelly
Title:	CEO	Title:	CFO
Date:	May 19, 2006	Date:	May 21, 2006

RESEARCH FOUNDATION FOR HYGIENE, INC.		COVANCE ANTIBODY SERVICES INC.

By	/s/ Robert E. Burke	By	/s/ Christian Fritze
Name:	Robert E. Burke	Name:	Christian Fritze
Title:	Managing Director	Title:	Asst. VP
Date:	May 30, 2006	Date:	June 2, 2006

EXHIBIT A

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